Apollo Group, Inc.
News Release

APOLLO GROUP ANNOUNCES UPDATE
REGARDING STOCK OPTION GRANTS
CFO RESIGNS, CONTROLLER ON ADMINISTRATIVE LEAVE

Phoenix, Arizona, November 3, 2006 – Apollo Group, Inc. (Nasdaq:APOL) today announced that its ongoing internal investigation into the issuance of certain stock option grants has discovered various deficiencies.

While not yet complete, the investigation to date has identified various deficiencies in the Company’s process of granting and documenting stock options, which are described in greater detail in the Company’s Form 8-K filed today. Apollo Group therefore will need to restate its historical financial statements to record additional charges for compensation expenses relating to past stock option grants. The Company has not determined the amount of such charges, the resulting tax and accounting impact, or which periods may require restatement. Accordingly, Apollo Group today filed a Form 8-K and plans to file any required restated financial statements following completion of the investigation. The Company continues to cooperate with the SEC.

“We are committed to resolving these issues as quickly as possible, and we are in the process of putting the appropriate processes in place to ensure this does not happen again,” said Brian Mueller, who was appointed president of Apollo Group in January.

Apollo Group also announced that Chief Financial Officer and Treasurer Kenda B. Gonzales resigned on November 1st, citing personal reasons. In addition, Chief Accounting Officer Dan Bachus is currently on administrative leave.

“Transition is always challenging for an organization,” commented Mueller. “However, we have a talented and tenured executive team in place and I feel confident in our abilities to move the organization forward. Our focus remains on doing what’s right for our students, our faculty and our employees. I remain committed to the turnaround plan I outlined for shareholders earlier this year and I believe we have made significant progress towards building the infrastructure for our future growth.”

~continued~

As previously announced, Apollo Group’s Board of Directors has appointed a special committee of outside directors (the “Special Committee”) to conduct an independent investigation relating to the Company’s historic stock option grant practices. The Special Committee consists of two independent members of Apollo’s Board of Directors – Hedy F. Govenar, who chairs the Nominating and Governance Committee and the meetings of the independent directors, and Daniel D. Diethelm. The Special Committee’s investigation is being conducted with the assistance of outside legal counsel, Mayer, Brown, Rowe & Maw LLP, and forensic accountants from FTI Consulting, Inc., in conjunction with the Company’s independent registered public accounting firm Deloitte & Touche LLP. Apollo Group will delay the filing of its Form 10-Q for the quarter ended May 31, 2006 until the Special Committee has completed the investigation.

In lieu of taking individual calls on the matter, the company will hold a conference call to review this update at 11:00 AM Eastern time, 9:00 AM Phoenix time, on Friday, November 3, 2006. The call may be accessed by dialing (877) 292-6888 (domestic) or (706) 634-1393 (internationally). The conference ID number is 1461683. A live webcast of this event may be accessed by visiting the company website at: www.apollogrp.edu. A replay of the call will be available on our website or at (706) 645-9291 (conf. ID # 1461683) until November 22, 2006.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 159 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contacts:
Marie Yarroll ~ (602) 417-0695 ~ myarroll@ckpr.biz; Lisa Noble ~ 602-417-0685 ~ lnoble@ckpr.biz